Exhibit 99.1

LIBERTY MEDIA CORPORATION REPORTS

FIRST QUARTER 2017 FINANCIAL RESULTS

Englewood, Colorado, May 9, 2017 - Liberty Media Corporation ("Liberty Media" or “Liberty”) (NASDAQ: LSXMA, LSXMB, LSXMK, BATRA, BATRK, FWONA, FWONK) today reported first quarter 2017 results.  Highlights include(1):

•	Attributed to Liberty SiriusXM Group
o	SiriusXM reported solid first quarter 2017 results
▪	First quarter revenue climbed 8% to $1.3 billion
▪	Quarterly net income rose 20% to $207 million
▪	Adjusted EBITDA(2) grew 14% to $502 million
▪	Net self-pay subscribers grew 259,000 in the first quarter
o	Liberty Media’s ownership of SiriusXM stood at 67.8% as of April 25th
•	Attributed to Braves Group
o	SunTrust Park and Battery Atlanta opened April 14th; mixed-use project remains on-time and on-budget
▪	Opening night revenue across ticket sales, retail and concessions was the largest in Braves history
•	Attributed to Formula One Group
o	2017 Formula 1 (“F1”) season kicked-off in Australia on March 26th
o	Refinanced $3.1 billion of F1’s first lien term loan with reduced annual interest expense and extended maturity
▪	Repaid $300 million of second lien term loan using cash on balance sheet

“We were excited to close the acquisition of Formula 1 in January.  Chase and the team are off to a great start and we are already seeing the benefits of the energy they are injecting into the sport,” said Greg Maffei, Liberty Media President and CEO.  “Opening day at SunTrust Park was spectacular for the Braves, and the Battery Atlanta remains on-time and on-budget.  SiriusXM delivered another strong quarter of results and grew adjusted EBITDA 14%.”

Operating Results

On April 15, 2016, Liberty Media completed the recapitalization (the “Recapitalization”) of its common stock into three new tracking stock groups: (i) the Liberty SiriusXM Group, (ii) the Braves Group and (iii) the Formula One Group.  For purposes of presentation herein, the assets and liabilities of Liberty Media have been allocated among the three tracking stocks as if the Recapitalization had occurred on January 1, 2016.  This is intended to supplement and enhance the information included in our prior period financial statements, but is not intended to provide a comprehensive view of what each tracking stock group's performance would have been had the Recapitalization actually occurred on such date.

Unless otherwise noted, the following discussion compares financial information for the three months ended March 31, 2017 to the same period in 2016.

LIBERTY SIRIUSXM GROUP – The following table provides the financial results attributed to Liberty SiriusXM Group for the first quarter of 2017. In the first quarter, approximately $9 million of corporate level selling, general and administrative expense (including stock-based compensation expense) was allocated to the Liberty SiriusXM Group.

	1Q16	1Q17	% Change
	amounts in millions
Liberty SiriusXM Group
Revenue
SiriusXM	$1,200	$1,294	8%
Total Liberty SiriusXM Group	$1,200	$1,294	8%
Operating Income (Loss)
SiriusXM	336	381	13%
Corporate and other	—	(9)	NA
Total Liberty SiriusXM Group	$336	$372	11%
Adjusted OIBDA
SiriusXM	439	500	14%
Corporate and other	—	(4)	NA
Total Liberty SiriusXM Group	$439	$496	13%

The increases in Liberty SiriusXM Group revenue, operating income and adjusted OIBDA(2) were primarily attributable to an increase in SiriusXM’s daily weighted average number of subscribers and an increase in SiriusXM’s average monthly revenue per subscriber due to certain rate increases.

SiriusXM is a separate publicly traded company and additional information about SiriusXM can be obtained through its website and filings with the Securities and Exchange Commission.  SiriusXM reported its stand-alone first quarter results on April 27, 2017.  For additional detail on SiriusXM’s financial results for the first quarter, please see SiriusXM’s earnings release posted to their Investor Relations website. For presentation purposes on page one of this release, we include the results of SiriusXM, as reported by SiriusXM, without regard to the purchase accounting adjustments applied by us for purposes of our financial statements.  Liberty Media believes the presentation of financial results as reported by SiriusXM is useful to investors as the comparability of those results is best understood in the context of SiriusXM's historical financial presentation.  For a reconciliation of revenue, adjusted OIBDA (as defined by Liberty Media) and operating income for SiriusXM's stand-alone operating results as reported by SiriusXM to those results as reported by Liberty Media, see Liberty Media's Form 10-Q for the quarter ended March 31, 2017.

The businesses and assets attributed to Liberty SiriusXM Group consist primarily of Liberty Media’s interest in SiriusXM.

BRAVES GROUP - The following table provides the financial results attributed to the Braves Group for the first quarter of 2017. In the first quarter, approximately $1 million of corporate level selling, general and administrative expense (including stock-based compensation expense) was allocated to the Braves Group.

	1Q16	1Q17	$ Change
	amounts in millions
Braves Group
Revenue
Corporate and other	$4	$5	$1
Total Braves Group	$4	$5	$1
Operating Income (Loss)
Corporate and other	(43)	(33)	10
Total Braves Group	$(43)	$(33)	$10
Adjusted OIBDA
Corporate and other	(36)	(29)	7
Total Braves Group	$(36)	$(29)	$7

Number of home games in period	—	1

The increase in Braves Group revenue in the quarter was primarily attributable to revenue from an exhibition game played at SunTrust Park on March 31, 2017, whereas no games were played during the first quarter of 2016. Losses in operating income and adjusted OIBDA improved compared to the prior year due to a decrease in other operating expenses, primarily driven by the acceleration of player salary expense as a result of released or injured players in 2016, partially offset by costs associated with the ballpark operations and mixed-use project.

The Formula One Group holds an approximate 15.5% intergroup interest in the Braves Group as of April 30, 2017.  Assuming the issuance of the shares underlying the intergroup interest held by the Formula One Group, the Braves Group outstanding share count as of April 30, 2017 would have been 58.6 million.

The businesses and assets attributed to the Braves Group consist primarily of Liberty Media’s subsidiary Braves Holdings, LLC, which indirectly owns the Atlanta Braves major league baseball team, and certain assets and liabilities associated with its ballpark and mixed-use development project.

FORMULA ONE GROUP – The following table provides the financial results attributed to the Formula One Group for the first quarter of 2017. In the first quarter, the Formula One Group incurred approximately $20 million of corporate level selling, general and administrative expense (including stock-based compensation expense).

“The 2017 season is off to a competitive start, and we are excited for upcoming races in Barcelona and Monaco,” said Chase Carey, Formula 1 Chairman and CEO.  “Ross, Sean and I appreciate the collaborative relationships we have with the FIA, our teams, promoters and partners and look forward to making F1 even better for the fans.”

	1Q16		1Q17
	amounts in millions
Formula One Group
Revenue
Formula 1	$	NA	$96
Corporate and other		—	—
Total Formula One Group		$—	$96
Operating Income (Loss)
Formula 1	$	NA	$(57)
Corporate and other		488	(23)
Total Formula One Group		$488	$(80)
Adjusted OIBDA
Formula 1	$	NA	$18
Corporate and other		(12)	(18)
Total Formula One Group		$(12)	$—

Liberty completed the acquisition of F1 on January 23, 2017.  The decrease in Formula One Group operating income in the quarter was primarily attributed to the Vivendi legal settlement received in the prior year (net pre-tax gain of approximately $511 million) and purchase accounting adjustments related to the F1 transaction.  From the date of the acquisition, Liberty applied purchase accounting and consolidated the results of F1. Liberty maintained an investment in F1 from September 7, 2016 until January 23, 2017, which was accounted for as a cost investment. For comparison and discussion purposes, the pro forma results of F1 are presented below for the full three months ended March 31, 2017 and 2016, inclusive of purchase accounting adjustments, as if the acquisition of F1 occurred on January 1, 2016. The purchase price allocation related to the F1 business combination and pro forma adjustments are preliminary and have been made available solely for the purpose of providing comparative pro forma condensed consolidated financial information. The financial information below is presented for illustrative purposes only and does not purport to represent what the results of operations of F1 would actually have been had the business combination occurred on January 1, 2016, or to project the results of operations of Liberty for any future periods.

Pro Forma F1 Operating Results

	1Q16	1Q17	% Change
	amounts in millions
Primary Formula 1 revenue	$74	$79	7%
Other Formula 1 revenue	23	18	(22)%
Total Formula 1 revenue	$97	$97	—%
Operating expenses (excluding stock-based compensation included below):
Team payments	(46)	(47)	(2)%
Other cost of Formula 1 revenue	(26)	(22)	15%
Cost of Formula 1 revenue	$(72)	$(69)	4%
Selling, general and administrative expenses	(19)	(20)	(5)%
Adjusted OIBDA	6	8	33%
Stock-based compensation	—	(5)	—%
Depreciation and Amortization	(104)	(108)	(4)%
Operating income	$(98)	$(105)	(7)%

Number of races in period	1	1

Primary F1 revenue represents the majority of F1’s revenue and is derived from (i) race promotion fees, (ii) broadcasting fees and (iii) advertising & sponsorship fees. Primary F1 revenue increased in the first quarter of 2017 primarily due to contractual rate increases in race promotion fees and advertising & sponsorship. Broadcast revenue also increased due to higher contractual rates and the impact of slightly higher proportionate recognition of season-based income during the quarter (1/20 races in the first quarter of 2017 compared to 1/21 races in the first quarter of 2016), which more than offset the adverse impact of weaker prevailing foreign currency exchange rates used to translate a small number of Pound and Euro-denominated contracts into US dollars. The increase in Primary F1 revenue was partially offset by a reduction in other Formula 1 revenue, largely due to lower required equipment purchases by GP3 series’ competing teams for the 2017 season.  Operating income decreased primarily due to stock-based compensation related to awards granted to members of F1 management. Adjusted OIBDA increased primarily due to a reduction in operating expenses attributable to lower costs of supplying equipment to GP3 teams, partially offset by modest increases in selling, general and administrative expense as a result of additional headcount following the acquisition by Liberty and team payments due to higher pro rata recognition of full year team payments.

The businesses and assets attributed to the Formula One Group consist of all of Liberty Media’s businesses and assets other than those attributed to the Liberty SiriusXM Group and the Braves Group, including Liberty Media’s subsidiary F1,  its interest in Live Nation, minority equity investments in Time Warner and Viacom and an intergroup interest in the

Braves Group.  There are approximately 9.1 million notional shares underlying the Formula One Group’s 15.5% intergroup interest in the Braves Group.

Share Repurchases

There were no repurchases of Series A or Series C Liberty SiriusXM common stock, Series A or Series C Liberty Braves common stock or Series A or Series C Liberty Formula One common stock from the Recapitalization through April  30, 2017.  The total remaining repurchase authorization for Liberty Media is approximately $1.3 billion and can be applied to repurchases of Series A and Series C shares of any of the Liberty Media Corporation tracking stocks.

FOOTNOTES

1)

Liberty Media's President and CEO, Greg Maffei, will discuss these highlights and other matters on Liberty Media's earnings conference call which will begin at 11:45 a.m. (E.D.T.) on May 9, 2017.  For information regarding how to access the call, please see “Important Notice” later in this document.

2)	For definitions of adjusted OIBDA (as defined by Liberty Media) and adjusted EBITDA (as defined by SiriusXM) and applicable reconciliations see the accompanying schedules.

NOTES

The following financial information with respect to Liberty Media's equity affiliates and available for sale securities is intended to supplement Liberty Media's condensed consolidated balance sheet and statement of operations to be included in its Form 10-Q for the period ended March 31, 2017.

Fair Value of Corporate Public Holdings

(amounts in millions)	12/31/2016		3/31/2017
Liberty SiriusXM Group	$	N/A	$	N/A
Braves Group		N/A		N/A
Formula One Group
Live Nation Equity Method Investment(1)		$1,853		2,115
Other Public Holdings(2)		489		518
		$2,342		$2,633
Total Liberty Media		$2,342		$2,633

(1)

Represents the fair value of the equity investment attributed to Formula One Group.  In accordance with GAAP, Liberty Media accounts for its investment in the equity of Live Nation using the equity method of accounting and includes it in its consolidated balance sheet at its historical carrying value of $731 million and $721 million as of December 31, 2016 and March 31, 2017, respectively.

(2)	Represents the carrying value of other public holdings which are accounted for at fair value.

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	12/31/2016	3/31/2017
Cash and Cash Equivalents Attributable to:
Liberty SiriusXM Group(1)	$287	$330
Braves Group	107	115
Formula One Group(2)	168	626
Total Liberty Consolidated Cash and Cash Equivalents (GAAP)	$562	$1,071

Debt:
SiriusXM senior notes(3)	$5,500	$5,500
Margin loans	250	250
Other subsidiary debt(4)	404	541
Total Attributed Liberty SiriusXM Group Debt	$6,154	$6,291
Unamortized discount, fair market value adjustment and deferred loan costs	(47)	(44)
Total Attributed Liberty SiriusXM Group Debt (GAAP)	$6,107	$6,247

Liberty 1.375% cash convertible notes due 2023(5)	1,000	1,000
1% cash convertible notes due 2023(5)	—	450
2.25% exchangeable senior debentures due 2046(5)	445	445
Live Nation margin loan	—	350
Formula 1 bank loans	—	3,844
Delta Topco exchangeable notes(5)	—	351
Other corporate level debt	36	35
Total Attributed Formula One Group Debt	$1,481	$6,475
Fair market value adjustment	102	222
Total Attributed Formula One Group Debt (GAAP)	$1,583	$6,697

Atlanta Braves debt(6)	338	420
Total Attributed Braves Group Debt	$338	$420
Deferred loan costs	(10)	(10)
Total Attributed Braves Group Debt (GAAP)	$328	$410

Total Liberty Media Corporation Debt (GAAP)	$8,018	$13,354

(1)	Includes $214 million and $230 million of cash and liquid investments held at SiriusXM as of December 31, 2016 and March 31, 2017, respectively.
(2)	Includes $432 million of cash and liquid investments held at Formula 1 as of March 31, 2017.
(3)	Outstanding principal amount of Senior Notes with no reduction for the net unamortized discount.
(4)	Includes SiriusXM capital leases and borrowings under the SiriusXM revolving credit facility.
(5)	Face amount of the cash convertible notes and exchangeable debentures with no fair market value adjustment.
(6)

Includes Atlanta National League Baseball Club, LLC borrowings, Braves Stadium Company, LLC debt to fund the construction of the new ballpark and drawdowns under various credit facilities to fund development costs for the mixed-use development.

Total cash and liquid investments attributed to Liberty SiriusXM Group increased $43 million during the quarter primarily as a result of cash from operations and net debt borrowings, partially offset by stock repurchases, dividends paid to shareholders and capital expenditures at SiriusXM.  Included in the cash and liquid investments balance attributed to Liberty SiriusXM Group at March 31, 2017 is $230 million held at SiriusXM.  Although SiriusXM is a consolidated subsidiary, it is a separate public company with a significant non-controlling interest, therefore Liberty Media does not have ready access to SiriusXM’s cash balance.

Total debt attributed to Liberty SiriusXM Group increased $137 million during the quarter primarily due to borrowings under SiriusXM’s revolving credit facility.

Total cash and liquid investments attributed to the Braves Group increased $8 million during the quarter, as capital expenditures related to the construction of the new ballpark and adjacent mixed-use development were more than offset by additional borrowings and other investing activities.

As of March 31, 2017,  approximately $653 million had been spent on the new ballpark, of which approximately $378 million of funding was provided by Cobb County and related entities and $275 million provided by the Braves.  As of March 31, 2017, approximately $354 million had been spent on the mixed-use development (including $7 million of cost towards future development phases, including purchased land cost, not reflected in the currently forecasted equity contribution towards the mixed-use development), of which approximately $40 million was provided by JV partners’ equity. The remaining $307 million was provided by the Braves, of which approximately $188 million was contributed in equity and approximately $119 million in debt.

Total debt attributed to the Braves Group increased by $82 million primarily as a result of additional borrowings for funding the ballpark and mixed-use development.

Total cash and liquid investments attributed to the Formula One Group increased  $458 million during the quarter, primarily as a result of the acquisition of F1 and consolidation of F1’s cash on the balance sheet, partially offset by the $1.6 billion net cash paid to acquire the controlling interest in F1 on January 23, 2017. This investment was funded by cash on hand, the issuance of Series C Liberty Formula One common stock to third parties and borrowings under new debt instruments, as described below. Additionally, approximately $300 million of cash was used to prepay a portion of F1’s second lien term loan, as described below.

Total debt attributed to Formula One Group increased approximately $5 billion primarily as a result of the consolidation of F1’s debt on the balance sheet and additional borrowings to fund the cash consideration paid to the selling shareholders of F1, as described below.

On January 20, 2017, in connection with the acquisition of Liberty’s controlling interest in F1, Liberty drew $350 million under its previously arranged margin loan with shares of Live Nation and Viacom common stock pledged as collateral. On January 23, 2017, Liberty issued $450 million cash convertible notes at an annual interest rate of 1% that mature on January 30, 2023. Proceeds from both debt instruments were used to partially fund the cash consideration paid to the selling shareholders of F1.

On March 2, 2017, Liberty closed the refinancing of F1’s $3.1 billion first lien term loan. The final terms of the refinancing provide for, among other things (i) a reduction in the margin for the USD term loan from 3.75% to 3.25%, with the potential for a further reduction to 3.00% not earlier than six months after closing in the event of certain credit rating requirements being met, and (ii) an extension of the maturity for the USD term loan (previously July 2021). Such extension is to the earlier of February 2024 and six months prior to the maturity of F1's second lien facilities (currently July 2022), unless the second lien facilities are repaid in full (in which case the maturity will be February 2024). Further, given the demand for the USD term loan and the higher interest rate under the syndicated second lien facilities, F1 also prepaid $300 million of the second lien term loan on March 6, 2017 using excess cash on the balance sheet.

Important Notice: Liberty Media Corporation (Nasdaq: LSXMA, LSXMB, LSXMK, FWONA, FWONK, BATRA, BATRK) President and CEO, Greg Maffei, will discuss Liberty Media's earnings release on a conference call which will begin at 11:45 a.m. (E.D.T.) on May 9, 2017.  The call can be accessed by dialing (844) 838-8043 or (678) 509-7480 at least 10 minutes prior to the start time.  The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to http://www.libertymedia.com/events.  Links to this press release will also be available on the Liberty Media website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, the  expected  benefits  of  the acquisition of F1, the future financial performance of F1's business,  the continuation of our stock repurchase plan, the construction of the new stadium for the Atlanta Braves and the associated mixed use development and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, regulatory matters affecting our businesses, the unfavorable outcome of pending or future litigation, the failure to realize benefits of acquisitions, rapid technological and industry change, failure of third parties to perform, changes in consumer protection laws and their enforcement, continued access to capital on terms acceptable to Liberty Media and changes in law and market conditions conducive to stock repurchases.  These forward-looking statements speak only as of the date of this press release, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Media, including the most recent Forms 10-K and 10-Q, for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media's business which may affect the statements made in this press release.

Contact: Courtnee Chun (720) 875-5420

LIBERTY MEDIA CORPORATION

BALANCE SHEET INFORMATION

March 31, 2017 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Intergroup	Consolidated
	Group	Group	Group	Eliminations	Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$330	115	626	—	1,071
Trade and other receivables, net	234	9	37	—	280
Other current assets	211	28	118	—	357
Total current assets	775	152	781	—	1,708
Intergroup interest in the Braves Group	—	—	215	(215)	—
Investments in available-for-sale securities and other cost investments	—	8	574	—	582
Investments in affiliates, accounted for using the equity method	165	48	888	—	1,101

Property and equipment, at cost	2,112	1,051	166	—	3,329
Accumulated depreciation	(777)	(14)	(72)	—	(863)
	1,335	1,037	94	—	2,466

Intangible assets not subject to amortization
Goodwill	14,165	180	3,968	—	18,313
FCC licenses	8,600	—	—	—	8,600
Other	930	143	—	—	1,073
	23,695	323	3,968	—	27,986
Intangible assets subject to amortization, net	981	72	5,414	—	6,467
Other assets, at cost, net of accumulated amortization	150	18	552	(28)	692
Total assets	$27,101	1,658	12,486	(243)	41,002

Liabilities and Equity
Current liabilities:
Intergroup payable (receivable)	$(8)	(56)	64	—	—
Accounts payable and accrued liabilities	721	118	132	—	971
Current portion of debt	5	—	43	—	48
Deferred revenue	1,857	124	485	—	2,466
Other current liabilities	3	—	24	—	27
Total current liabilities	2,578	186	748	—	3,512
Long-term debt	6,242	410	6,654	—	13,306
Deferred income tax liabilities	2,073	77	524	(28)	2,646
Redeemable intergroup interest	—	215	—	(215)	—
Other liabilities	286	420	56	—	762
Total liabilities	11,179	1,308	7,982	(243)	20,226
Equity / Attributed net assets	10,141	335	4,504	—	14,980
Noncontrolling interests in equity of subsidiaries	5,781	15	—	—	5,796
Total liabilities and equity	$27,101	1,658	12,486	(243)	41,002

LIBERTY MEDIA CORPORATION

STATEMENT OF OPERATIONS
Three months ended March 31, 2017 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Revenue:
Subscriber revenue	$1,078	—	—	1,078
Formula 1 revenue	—	—	96	96
Other revenue	216	5	—	221
Total revenue	1,294	5	96	1,395
Operating costs and expenses, including stock-based compensation:
Cost of subscriber services (exclusive of depreciation shown separately below):
Revenue share and royalties	277	—	—	277
Programming and content	96	—	—	96
Customer service and billing	97	—	—	97
Other	27	—	—	27
Cost of Formula 1 revenue	—	—	68	68
Subscriber acquisition costs	127	—	—	127
Other operating expenses	24	17	—	41
Selling, general and administrative	184	19	36	239
Depreciation and amortization	90	2	72	164
	922	38	176	1,136
Operating income (loss)	372	(33)	(80)	259
Other income (expense):
Interest expense	(84)	—	(56)	(140)
Share of earnings (losses) of affiliates, net	3	3	(10)	(4)
Realized and unrealized gains (losses) on financial instruments, net	—	—	(12)	(12)
Unrealized gains (losses) on intergroup interest	—	(28)	28	—
Other, net	6	3	8	17
	(75)	(22)	(42)	(139)
Earnings (loss) from continuing operations before income taxes	297	(55)	(122)	120
Income tax (expense) benefit	(108)	6	26	(76)
Net earnings (loss)	189	(49)	(96)	44
Less net earnings (loss) attributable to the noncontrolling interests	65	—	—	65
Net earnings (loss) attributable to Liberty stockholders	$124	(49)	(96)	(21)

Programming and content	7	—	—	7
Customer service and billing	1	—	—	1
Other	1	—	—	1
Other operating expenses	4	—	—	4
Selling, general and administrative	21	2	8	31
Stock compensation expense	$34	2	8	44

LIBERTY MEDIA CORPORATION

STATEMENT OF OPERATIONS
Three months ended March 31, 2016 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Revenue:
Subscriber revenue	$1,009	—	—	1,009
Other revenue	191	4	—	195
Total revenue	1,200	4	—	1,204
Operating costs and expenses, including stock-based compensation:
Cost of subscriber services (exclusive of depreciation shown separately below):
Revenue share and royalties	252	—	—	252
Programming and content	85	—	—	85
Customer service and billing	97	—	—	97
Other	33	—	—	33
Subscriber acquisition costs	132	—	—	132
Other operating expenses	19	28	—	47
Selling, general and administrative	167	14	20	201
Legal settlement, net	—	—	(511)	(511)
Depreciation and amortization	79	5	3	87
	864	47	(488)	423
Operating income (loss)	336	(43)	488	781
Other income (expense):
Interest expense	(81)	—	(3)	(84)
Share of earnings (losses) of affiliates, net	7	2	(21)	(12)
Realized and unrealized gains (losses) on financial instruments, net	—	—	(8)	(8)
Other, net	1	—	6	7
	(73)	2	(26)	(97)
Earnings (loss) from continuing operations before income taxes	263	(41)	462	684
Income tax (expense) benefit	(102)	16	(171)	(257)
Net earnings (loss)	161	(25)	291	427
Less net earnings (loss) attributable to the noncontrolling interests	63	—	—	63
Net earnings (loss) attributable to Liberty stockholders	$98	(25)	291	364

Programming and content	4	—	—	4
Customer service and billing	1	—	—	1
Other	1	—	—	1
Other operating expenses	3	—	—	3
Selling, general and administrative	15	2	8	25
Stock compensation expense	$24	2	8	34

LIBERTY MEDIA CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Three months ended March 31, 2017 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$189	(49)	(96)	44
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	90	2	72	164
Stock-based compensation	34	2	8	44
Share of (earnings) loss of affiliates, net	(3)	(3)	10	4
Unrealized (gains) losses on intergroup interest, net	—	28	(28)	—
Realized and unrealized (gains) losses on financial instruments, net	—	—	12	12
Noncash interest expense	2	—	—	2
Losses (gains) on dilution of investment in affiliate	—	—	(2)	(2)
Deferred income tax expense (benefit)	107	31	(12)	126
Intergroup tax allocation	(5)	(37)	42	—
Other charges (credits), net	4	—	—	4
Changes in operating assets and liabilities
Current and other assets	(14)	(15)	37	8
Payables and other liabilities	(100)	53	44	(3)
Net cash provided (used) by operating activities	304	12	87	403
Cash flows from investing activities:
Investments in and loans to cost and equity investees	—	(2)	(3)	(5)
Net cash paid for the acquisition of Formula 1	—	—	(1,647)	(1,647)
Capital expended for property and equipment	(54)	(102)	—	(156)
Other investing activities, net	(7)	18	—	11
Net cash provided (used) by investing activities	(61)	(86)	(1,650)	(1,797)
Cash flows from financing activities:
Borrowings of debt	330	114	1,400	1,844
Repayments of debt	(194)	(32)	(928)	(1,154)
Proceeds from issuance of Series C Formula One common stock	—	—	1,550	1,550
Subsidiary shares repurchased by subsidiary	(306)	—	—	(306)
Cash dividends paid by subsidiary	(15)	—	—	(15)
Taxes paid in lieu of shares issued for stock-based compensation	(20)	—	(2)	(22)
Other financing activities, net	5	—	—	5
Net cash provided (used) by financing activities	(200)	82	2,020	1,902
Effect of foreign exchange rate changes on cash and cash equivalents	—	—	1	1
Net increase (decrease) in cash and cash equivalents	43	8	458	509
Cash and cash equivalents at beginning of period	287	107	168	562
Cash and cash equivalents at end of period	$330	115	626	1,071

LIBERTY MEDIA CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Three months ended March 31, 2016 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$161	(25)	291	427
Adjustments to reconcile net earnings to net cash provided by operating activities:	—	—	—	—
Depreciation and amortization	79	5	3	87
Stock-based compensation	24	2	8	34
Share of (earnings) loss of affiliates, net	(7)	(2)	21	12
Realized and unrealized (gains) losses on financial instruments, net	—	—	8	8
Noncash interest expense	2	—	—	2
Losses (gains) on dilution of investment in affiliate	—	—	2	2
Deferred income tax expense (benefit)	97	(9)	26	114
Intergroup tax allocation	(1)	(6)	7	—
Other charges (credits), net	4	1	(4)	1
Changes in operating assets and liabilities
Current and other assets	(13)	(12)	2	(23)
Payables and other liabilities	10	76	137	223
Net cash provided (used) by operating activities	356	30	501	887
Cash flows from investing activities:
Investments in and loans to cost and equity investees	—	(8)	(3)	(11)
Capital expended for property and equipment	(30)	(37)	—	(67)
Purchases of short term investments and other marketable securities	—	—	(99)	(99)
Sales of short term investments and other marketable securities	—	—	53	53
Other investing activities, net	(4)	—	3	(1)
Net cash provided (used) by investing activities	(34)	(45)	(46)	(125)
Cash flows from financing activities:
Borrowings of debt	330	5	—	335
Repayments of debt	(72)	(38)	(1)	(111)
Intergroup (payments) receipts	6	70	(76)	—
Subsidiary shares repurchased by subsidiary	(594)	—	—	(594)
Taxes paid in lieu of shares issued for stock-based compensation	(2)	—	(2)	(4)
Other financing activities, net	—	9	4	13
Net cash provided (used) by financing activities	(332)	46	(75)	(361)
Net increase (decrease) in cash and cash equivalents	(10)	31	380	401
Cash and cash equivalents at beginning of period	112	13	76	201
Cash and cash equivalents at end of period	$102	44	456	602

NON-GAAP FINANCIAL MEASURES

SCHEDULE 1

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for the Liberty SiriusXM Group, the Braves Group and the Formula One Group, together with reconciliations to operating income, as determined under GAAP.  Liberty Media defines adjusted OIBDA as revenue less operating expenses, and selling, general and administrative expenses, excluding all stock based compensation, and excludes from that definition depreciation and amortization, restructuring and impairment charges and separately reported legal settlements that are included in the measurement of operating income pursuant to GAAP.

Liberty Media believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including each business' ability to service debt and fund capital expenditures.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because adjusted OIBDA is used as a measure of operating performance, Liberty Media views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Media's management considers in assessing the results of operations and performance of its assets.

The following table provides a reconciliation of adjusted OIBDA for Liberty Media to operating income calculated in accordance with GAAP for the three months ended March 31, 2016 and March 31, 2017, respectively.

QUARTERLY SUMMARY

(amounts in millions)	1Q16	1Q17
Liberty SiriusXM Group
Revenue	$1,200	$1,294

Adjusted OIBDA	439	496
Depreciation and amortization	(79)	(90)
Stock compensation expense	(24)	(34)
Operating Income	$336	$372

Braves Group
Revenue	$4	$5

Adjusted OIBDA	(36)	(29)
Depreciation and amortization	(5)	(2)
Stock compensation expense	(2)	(2)
Operating Income (Loss)	$(43)	$(33)

Formula One Group
Revenue	$—	$96

Adjusted OIBDA	(12)	—
Depreciation and amortization	(3)	(72)
Legal settlement(1)	511	—
Stock compensation expense	(8)	(8)
Operating Income (Loss)	$488	$(80)

Liberty Media Corporation (Consolidated)
Revenue	$1,204	$1,395

Adjusted OIBDA	391	467
Depreciation and amortization	(87)	(164)
Legal settlement(1)	511	—
Stock compensation expense	(34)	(44)
Operating Income	$781	$259

(1)

During the first quarter of 2016, Liberty entered into a settlement with Vivendi which resulted in a $775 million payment. Following the payment of a contingency fee to Liberty’s legal counsel, as well as amounts payable to Liberty Global plc, an additional plaintiff in the action, Liberty recognized a net pre-tax gain on the legal settlement of approximately $511 million. This settlement resulted in a dismissal of all appeals and mutual releases of the parties.

SCHEDULE 2

This press release also includes a presentation of adjusted EBITDA, which is a non-GAAP financial measure used by SiriusXM, together with a reconciliation to SiriusXM's stand-alone net income, as determined under GAAP.  SiriusXM defines adjusted EBITDA as follows:  EBITDA is defined as net income before interest expense, income tax expense and depreciation and amortization.  SiriusXM adjusts EBITDA to exclude the impact of other income as well as certain other charges discussed below.  Adjusted EBITDA is one of the primary Non-GAAP financial measures SiriusXM uses to (i) evaluate the performance of its on-going core operating results period over period, (ii) base internal budgets and (iii) compensate management. Adjusted EBITDA is a Non-GAAP financial measure that excludes (if applicable): (i) certain adjustments as a result of the purchase price accounting for the merger of Sirius and XM, (ii) share-based payment expense and (iii) other significant operating expense (income) that do not relate to the on-going performance of the business.  SiriusXM believes adjusted EBITDA is a useful measure of the underlying trend of its operating performance, which provides useful information about the business apart from the costs associated with its capital structure and purchase price accounting.  SiriusXM believes investors find this Non-GAAP financial measure useful when analyzing past operating performance with current performance and comparing its operating performance to the performance of other communications, entertainment and media companies.  SiriusXM believes investors use adjusted EBITDA to estimate current enterprise value and to make investment decisions.  Because of large capital investments in SiriusXM’s satellite radio system, its results of operations reflect significant charges for depreciation expense.  SiriusXM believes the exclusion of share-based payment expense is useful as it is not directly related to the operational conditions of the business.  SiriusXM also believes the exclusion of the legal settlements and reserves related to the historical use of sound recordings and loss on disposal of assets, to the extent they occur during the period, is useful as they are significant expenses not incurred as part of the normal operations for the period.

Adjusted EBITDA has certain limitations in that it does not take into account the impact to SiriusXM’s statements of comprehensive income of certain expenses, including share-based payment expense and certain purchase price accounting for the merger of Sirius and XM. SiriusXM endeavors to compensate for the limitations of the Non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the Non-GAAP measure.  Investors that wish to compare and evaluate SiriusXM’s operating results after giving effect for these costs, should refer to net income as disclosed in its unaudited consolidated statements of comprehensive income.  Since adjusted EBITDA is a Non-GAAP financial performance measure, SiriusXM’s calculation of adjusted EBITDA may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP.  The reconciliation of net income to adjusted EBITDA is calculated as follows:

	Unaudited
	For the Three Months Ended
	March 31,
	2016	2017
($ in thousands)
Net income:	$172,440	$207,073
Add back items excluded from Adjusted EBITDA:
Purchase price accounting adjustments:
Revenues	1,813	1,813
Share-based payment expense(1)	23,693	29,446
Depreciation and amortization	67,627	76,704
Interest expense	78,400	81,657
Other income	(10,848)	(8,863)
Income tax expense	108,242	113,973
Adjusted EBITDA	$441,367	$501,803

(1)	Allocation of share-based payment expense.